Exhibit 99.1

Investor Contact: Garen Sarafian ir@bauschhealth.com (877) 281-6642 (toll free)	Media Contact: Katie Savastano corporate.communications@bauschhealth.com (908) 541-3785
Bausch Health Announces Final Results and Expiration of Exchange Offers
LAVAL, QC, December 23, 2025 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (the “Company”) and its subsidiary 1261229 B.C. Ltd. (the “Issuer” and, together with the Company, the “Offerors”) today announced the final results and expiration of their previously announced offers to exchange the Company’s outstanding 4.875% Senior Secured Notes due 2028 (the “4.875% Notes”) and 11.00% Senior Secured Notes due 2028 (the “11.00% Notes” and together with the 4.875% Notes, the “Existing Senior Secured Notes”) for up to $1.6 billion aggregate principal amount of the Issuer’s 10.00% Senior Secured Notes due 2032 (the “New Notes” and, such offers, the “Offers”) , in each case, pursuant to the terms described in a confidential exchange offer memorandum dated November 24, 2025 (the “Exchange Offer Memorandum”).
The Exchange Offers expired at 5:00 p.m., New York City time, on December 23, 2025 (the “Expiration Time”). As reported by D.F. King & Co., Inc., the exchange agent and information agent for the Offers, as of the Expiration Time, an aggregate principal amount of $2.7 billion of Existing Senior Secured Notes had been validly tendered (and not validly withdrawn) in the Offers, as set forth in the table below.

Series of Existing Senior Secured Notes	CUSIP Number(1) (Rule 144A/Reg S)	Principal Amount Outstanding	Total Consideration(2)(3)	Principal Amount Tendered	Principal Amount Accepted	Aggregate New Notes Issued
BHC 11.00% Senior Secured Notes due 2028	071734AQ0 / C07885AL7	$1,774,067,000	$1,020.00	$1,519,477,000	$885,806,000	$903,359,000
BHC 4.875% Senior Secured Notes due 2028	071734AN7 / C07885AJ2	$1,600,000,000	$873.84	$1,170,539,000	$797,431,000	$696,641,000
(1)No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release or printed on the Existing Senior Secured Notes. They are provided solely for convenience.
(2)Consideration in the form of principal amount of the New Notes, per $1,000 principal amount of Existing Senior Secured Notes that are validly tendered and accepted for exchange.
(3)The Total Consideration of $1,020.00 per $1,000 principal amount of 11.00% Notes excludes accrued interest paid in cash as provided in the Exchange Offer Memorandum. The Total Consideration of $873.84 per $1,000 principal amount of 4.875% Notes has been adjusted to reflect the net interest payment resulting from the difference between (i) the accrued interest due to each holder of 4.875% Notes who has tendered 4.875% Notes into the Offer and whose tenders have been accepted in the

Offers and (ii) the accrued and unpaid interest due on the New Notes to be issued in respect thereof from the last interest payment date of the existing 10.00% Senior Secured Notes due 2032 to, but not including, the settlement date of the Offers.
Subject to the terms and conditions of the Offers set forth in the Exchange Offer Memorandum, upon settlement of the Offers, which is currently expected to occur on December 26, 2025 (the “Settlement Date”), there will be approximately $1,600 million principal amount of New Notes issued in respect of the Existing Senior Secured Notes to be accepted in the Offers, as set forth in the table above. All eligible holders who have certified to the Offerors that they are eligible to participate in the Offers and whose Existing Senior Secured Notes are accepted for exchange pursuant to the Offers on the Settlement Date will also be paid a cash amount, if applicable, equal to the difference between (i) the accrued interest due to each holder of Existing Senior Secured Notes accepted in the Offers and (ii) the accrued and unpaid interest due on the New Notes from the last interest payment date of the existing 10.00% Senior Secured Notes due 2032 to, but not including, the Settlement Date.

Sullivan & Cromwell LLP and Norton Rose Fulbright Canada LLP acted as legal counsel, and Evercore Inc. acted as financial advisor to the Company.
This press release does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The New Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the New Notes in Canada will be made on a basis, which is exempt from the prospectus requirements of such securities laws.
About Bausch Health
Bausch Health Companies Inc. (NYSE: BHC)(TSX: BHC) is a global, diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, dentistry, aesthetics, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb Corporation. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. Visit www.bauschhealth.com for more information.
Forward‐Looking Statements About Bausch Health
This news release may contain forward-looking statements within the meaning of applicable securities laws, including the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of the words “will,” “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,”

“may,” “believes,” “subject to” and variations or similar expressions. These statements are neither historical facts nor assurances of future performance, are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, including statements of the Company’s plans and expectations regarding the Offers, the likelihood of completion of the Offers, the Company’s ability to complete the Offers and the timing thereof. The Company cannot assure you that the Offers will be completed on schedule, or at all. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements to reflect events, information or circumstances after the date of this news release or to reflect actual outcomes, unless required by applicable law or regulation.